Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Fourth Quarter Fiscal 2013 diluted EPS of $1.96, up 12% over Fiscal 2012; Fiscal Year 2013 diluted EPS of $6.81, up 16% over Fiscal 2012

HIGHLIGHTS
- Q4 2013 Revenues increased 16% to $662 million
- Q4 2013 Company-owned comparable net bakery-cafe sales up 1.7%
- FY 2013 System-wide bakery-cafe AWS record $47,403 (6th consecutive annual increase)
- During FY 2013, 133 new bakery-cafes opened system-wide
- Deployed $139 million of capital for share repurchases in Q4 2013
- Deployed $332 million of capital for share repurchases in FY 2013
- Q1 2014 EPS target of $1.49 to $1.55
- FY 2014 EPS target of $6.80 to $7.05

St. Louis, MO, February 18, 2014 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $54 million, or $1.96 per diluted share, for the fourteen weeks ended December 31, 2013. The fourth quarter fiscal 2013 results compare to net income of $52 million, or $1.75 per diluted share, for the thirteen weeks ended December 25, 2012, and represent a 12% year-over-year increase in diluted earnings per share. The Company's results for the fourth quarter fiscal 2013 included an estimated $0.13 per diluted share benefit from an additional operating week as the fourth quarter fiscal 2013 was comprised of 14 weeks.

For the fifty-three weeks ended December 31, 2013, net income was $196 million, or $6.81 per diluted share. The full year fiscal 2013 results compare to net income of $173 million, or $5.89 per diluted share, for the fifty-two weeks ended December 25, 2012, and represent a 16% year-over-year increase in diluted earnings per share. The Company's results for the full year fiscal 2013 included an estimated $0.13 per diluted share benefit from an additional operating week as fiscal 2013 was comprised of 53 weeks.

The Company's fourth quarter and full year fiscal 2013 consolidated statements of comprehensive income and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 14 Weeks Ended	For the 13 Weeks Ended	Percentage Change
	December 31, 2013	December 25, 2012

Total revenue	$661,732	$571,549	16%
Net income	$54,248	$51,612	5%
Diluted earnings per share	$1.96	$1.75	12%
Shares used in diluted EPS	27,725	29,421

	For the 53 Weeks Ended	For the 52 Weeks Ended	Percentage Change
	December 31, 2013	December 25, 2012

Total revenue	$2,385,002	$2,130,057	12%
Net income	$196,169	$173,448	13%
Diluted earnings per share	$6.81	$5.89	16%
Shares used in diluted EPS	28,794	29,455

Fourth Quarter and Full Year Fiscal 2013 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the fourth quarter fiscal 2013, Company-owned comparable net bakery-cafe sales increased 1.7%, franchise-operated comparable net bakery-cafe sales increased 0.5%, and system-wide comparable net bakery-cafe sales increased 1.1% compared to the comparable period in fiscal 2012. Two year Company-owned comparable net bakery-cafe sales this quarter increased 6.8%, two year franchise-operated comparable net bakery-cafe sales increased 5.2%, and two year system-wide comparable net bakery-cafe sales increased 6.0%.

The Company-owned comparable net bakery-cafe sales increase of 1.7% in the fourth quarter fiscal 2013 was comprised of average check growth of 2.5% and a year-over-year transaction decline of 0.8%. However, in the fourth quarter fiscal 2013, year-over-year comparable bakery-cafe entrees increased 0.2%. Average check growth was comprised of retail price increases of approximately 1.8% and positive mix impact of approximately 0.7%. The Company estimates that severe weather impacted transactions in the fourth quarter fiscal 2013 by approximately 50 to 70 basis points.

For the full year fiscal 2013, Company-owned comparable net bakery-cafe sales increased 2.6%, franchise-operated comparable net bakery-cafe sales increased 2.0%, and system-wide comparable net bakery-cafe sales increased 2.3% compared to fiscal 2012. In addition, for the full year fiscal 2013, year-over-year comparable bakery-cafe entrees increased 1.3%.

The comparable net bakery-cafe sales information presented above reflects the inclusion of an additional operating week in the comparable fiscal 2012 periods. Additional comparable net bakery-cafe sales growth information is attached as Schedule III, which includes sales growth with and without the impact of the additional operating week in the fourth quarter and fiscal year 2013 as compared to the comparable periods in 2012.

Operating Margin

In the fourth quarter fiscal 2013, the Company experienced a decline in operating margin of approximately 170 basis points compared to the fourth quarter fiscal 2012. This decline was primarily the result of several planned initiatives previously disclosed, including the late October 2013 investment in labor in the Company's bakery-cafes to improve throughput as well as planned incremental investments in bakery-cafes and at the corporate-level to enable a better experience for customers, improve core enterprise systems, and enhance the Company's in-bakery-cafe operational capabilities.

New Bakery-Cafe Development and AWS

During the fourth quarter fiscal 2013, the Company opened 18 new bakery-cafes and its franchisees opened 24 new bakery-cafes. For the full year fiscal 2013, the Company and its franchisees opened 133 new bakery-cafes (63 Company-owned and 70 franchise-operated). As a result, there were 1,777 bakery-cafes open system-wide as of December 31, 2013.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of September 24, 2013	850	886	1,736
Bakery-cafes opened	18	24	42
Bakery-cafes closed	(1)	—	(1)
Bakery-cafes as of December 31, 2013	867	910	1,777

Excluding urban bakery-cafes, average weekly sales ("AWS") for Company-owned new bakery-cafes for full year fiscal 2013 were $43,810 compared to $43,095 in full year fiscal 2012. Including urban bakery-cafes, AWS for Company-owned new bakery-cafes for full year fiscal 2013 was $44,084 compared to $47,029 in full year fiscal 2012. AWS for franchise-operated new bakery-cafes for full year fiscal 2013 was a record $46,948 compared to $46,781 in full year fiscal 2012. A schedule of the fourth quarter and full year fiscal 2013 AWS is attached as Schedule II.

Use of Capital

During the fourth quarter fiscal 2013, the Company repurchased 847,364 shares at an average price of $163.63 per share for an aggregate purchase price of approximately $139 million. During full year fiscal 2013, the Company repurchased 1,992,250 shares at an average price of $166.73 per share for an aggregate purchase price of approximately $332 million. The Company has approximately $248 million available under its existing $600 million repurchase authorization as of the date of this release.

Full Year Fiscal 2014 Outlook

Diluted EPS

The Company is targeting full year fiscal 2014 diluted earnings per share of $6.80 to $7.05. This diluted earnings per share target range would represent an increase of 5% to 8% over fiscal 2013, excluding non-recurring tax benefits of $0.18 per diluted share in fiscal 2013 and the estimated impact of the 53rd week in fiscal 2013. This range assumes the Company will continue to make investments in its strategic plan, consistently throughout fiscal 2014, resulting in improvements in transaction growth. The range also includes the Company's expectation that it will continue to repurchase shares consistently throughout the year but likely at lower targeted amounts compared to fiscal 2013.

The full year fiscal 2014 diluted earnings per share target range is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company is targeting Company-owned comparable net bakery-cafe sales growth for fiscal 2014 of 2.0% to 4.0%, which includes positive transaction growth, based on a comparable 52-week fiscal year. The Company expects both comparable net bakery-cafe sales growth and transaction growth to strengthen throughout fiscal 2014 as a result of the timing and momentum of initiatives that are underway.

The Company announced today that Company-owned comparable net bakery-cafe sales in the first 48 days of the first quarter fiscal 2014 were down approximately 2.2%. The Company estimates that severe weather impacted transactions and ultimately comparable net bakery-cafe sales by approximately 250 to 300 basis points in the first 48 days of the first quarter fiscal 2014.

Operating Margin

The Company's fiscal 2014 diluted earnings per share target range assumes operating margin will be down 75 to 125 basis points when compared to fiscal 2013. This target reflects the full year impact of the previously disclosed labor investment as well as the significant investments planned in the Company's bakery-cafes and at the corporate-level to provide greater access for customers, improve the Company's core enterprise systems, and increase in-bakery-cafe operational capabilities. These investments, many of which will appear as growth in general and administrative expense and in depreciation and amortization expense, will depress margins until transaction growth builds throughout the year.

New Bakery-Cafe Development and AWS

The Company's fiscal 2014 new bakery-cafe target is 115 to 125 system-wide bakery-cafe openings and the average weekly net sales performance target for new Company-owned bakery-cafes is $41,000 to $43,000.

First Quarter Fiscal 2014 Outlook

Diluted EPS

The Company is targeting diluted earnings per share of $1.49 to $1.55 in the first quarter fiscal 2014 versus the comparable period in fiscal 2013.

Concluding Comment

Ron Shaich, Chairman and CEO, commented, “We are executing on our strategic plan to enhance our customers' experience.  We are convinced that these investments will enable us to better meet our customers’ ever-evolving needs.  While we expect these investments will result in modest earnings growth in the near term, we believe they will lead to expanded transactions, comparable store sales, and ultimately earnings growth, well into the future.  We invite all our shareholders to join us at our Investor Day in Charlotte on March 25th to learn of the details of our strategic plan.”

Notes:

The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Wednesday, February 19, 2014, to discuss the fourth quarter fiscal 2013 results, preliminary comparable net bakery-cafe sales results for the first 48 days of the first quarter fiscal 2014 and first quarter and full year targets and business outlook for fiscal 2014. To access the call or view a copy of this release, go to https://www.panerabread.com/investor. Access to the call will be made available for 14 days and the release will be archived for one year.

The Company includes in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in base store bakery-cafes.  Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company's comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of the Company's prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,777 bakery-cafes as of December 31, 2013 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, future earnings per share, and the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 25, 2012 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 14 Weeks Ended	For the 13 Weeks Ended
	December 31, 2013	December 25, 2012
Revenues:
Bakery-cafe sales, net	$584,923	$505,051
Franchise royalties and fees	31,422	27,176
Fresh dough and other product sales to franchisees	45,387	39,322
Total revenues	$661,732	$571,549
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$170,832	$147,804
Labor	175,204	148,559
Occupancy	40,102	34,202
Other operating expenses	81,603	68,474
Total bakery-cafe expenses	467,741	399,039
Fresh dough and other product cost of sales to franchisees	39,077	33,774
Depreciation and amortization	30,562	23,649
General and administrative expenses	36,448	29,530
Pre-opening expenses	2,457	2,245
Total costs and expenses	576,285	488,237
Operating profit	85,447	83,312
Interest expense	498	407
Other (income) expense, net	(1,125)	(2,626)
Income before income taxes	86,074	85,531
Income taxes	31,826	33,919
Net income	$54,248	$51,612

Earnings per common share:
Basic	$1.97	$1.77
Diluted	$1.96	$1.75
Weighted average shares of common and common equivalent shares outstanding:
Basic	27,606	29,240
Diluted	27,725	29,421

Other comprehensive loss, net of tax:
Foreign currency translation adjustment	$(483)	$(215)
Other comprehensive loss	$(483)	$(215)
Comprehensive income	$53,765	$51,397

The Company's fiscal year ended December 31, 2013 consisted of 53 weeks, while the Company's fiscal year ended December 25, 2012 consisted of 52 weeks. As a result, the Company's results for the fiscal fourth quarter ended December 31, 2013 include an additional week as compared to the fiscal fourth quarter ended December 25, 2012.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 53 Weeks Ended	For the 52 Weeks Ended
	December 31, 2013	December 25, 2012
Revenues:
Bakery-cafe sales, net	$2,108,908	$1,879,280
Franchise royalties and fees	112,641	102,076
Fresh dough and other product sales to franchisees	163,453	148,701
Total revenues	$2,385,002	$2,130,057
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$625,622	$552,580
Labor	625,457	559,446
Occupancy	148,816	130,793
Other operating expenses	295,539	256,029
Total bakery-cafe expenses	1,695,434	1,498,848
Fresh dough and other product cost of sales to franchisees	142,160	131,006
Depreciation and amortization	106,523	90,939
General and administrative expenses	123,335	117,932
Pre-opening expenses	7,794	8,462
Total costs and expenses	2,075,246	1,847,187
Operating profit	309,756	282,870
Interest expense	1,053	1,082
Other (income) expense, net	(4,017)	(1,208)
Income before income taxes	312,720	282,996
Income taxes	116,551	109,548
Net income	$196,169	$173,448

Earnings per common share:
Basic	$6.85	$5.94
Diluted	$6.81	$5.89
Weighted average shares of common and common equivalent shares outstanding:
Basic	28,629	29,217
Diluted	28,794	29,455

Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustment	$(1,005)	$364
Other comprehensive (loss) income	$(1,005)	$364
Comprehensive income	$195,164	$173,812

The Company's fiscal year ended December 31, 2013 consisted of 53 weeks, while the Company's fiscal year ended December 25, 2012 consisted of 52 weeks. As a result, the Company's results for the fiscal year ended December 31, 2013 include an additional week as compared to the fiscal year ended December 25, 2012.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 14 Weeks Ended	For the 13 Weeks Ended
	December 31, 2013	December 25, 2012
Revenues:
Bakery-cafe sales, net	88.4%	88.4%
Franchise royalties and fees	4.7	4.8
Fresh dough and other product sales to franchisees	6.9	6.9
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.2%	29.3%
Labor	30.0	29.4
Occupancy	6.9	6.8
Other operating expenses	14.0	13.6
Total bakery-cafe expenses	80.0	79.0
Fresh dough and other product cost of sales to franchisees (2)	86.1	85.9
Depreciation and amortization	4.6	4.1
General and administrative expenses	5.5	5.2
Pre-opening expenses	0.4	0.4
Total costs and expenses	87.1	85.4
Operating profit	12.9	14.6
Interest expense	0.1	0.1
Other (income) expense, net	(0.2)	(0.5)
Income before income taxes	13.0	15.0
Income taxes	4.8	5.9
Net income	8.2%	9.0%

Other comprehensive loss	(0.1)	—
Comprehensive income	8.1%	9.0%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

The Company's fiscal year ended December 31, 2013 consisted of 53 weeks, while the Company's fiscal year ended December 25, 2012 consisted of 52 weeks. As a result, the Company's results for the fiscal fourth quarter ended December 31, 2013 include an additional week as compared to the fiscal fourth quarter ended December 25, 2012.

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 53 Weeks Ended	For the 52 Weeks Ended
	December 31, 2013	December 25, 2012
Revenues:
Bakery-cafe sales, net	88.4%	88.2%
Franchise royalties and fees	4.7	4.8
Fresh dough and other product sales to franchisees	6.9	7.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.7%	29.4%
Labor	29.7	29.8
Occupancy	7.1	7.0
Other operating expenses	14.0	13.6
Total bakery-cafe expenses	80.4	79.8
Fresh dough and other product cost of sales to franchisees (2)	87.0	88.1
Depreciation and amortization	4.5	4.3
General and administrative expenses	5.2	5.5
Pre-opening expenses	0.3	0.4
Total costs and expenses	87.0	86.7
Operating profit	13.0	13.3
Interest expense	—	0.1
Other (income) expense, net	(0.2)	(0.1)
Income before income taxes	13.1	13.3
Income taxes	4.9	5.1
Net income	8.2%	8.1%

Other comprehensive (loss) income	—	—
Comprehensive income	8.2%	8.2%

(1)    As a percentage of net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

The Company's fiscal year ended December 31, 2013 consisted of 53 weeks, while the Company's fiscal year ended December 25, 2012 consisted of 52 weeks. As a result, the Company's results for the fiscal year ended December 31, 2013 include an additional week as compared to the fiscal year ended December 25, 2012.

Schedule II

PANERA BREAD COMPANY
Supplemental Sales and Bakery-Cafe Information

System-Wide Average Weekly Sales ("AWS")
	2013	2012	2011	2010	2009
AWS	$47,403	$46,676	$44,313	$42,852	$39,926

	2013 Company-Owned AWS By Year Opened						Year-Over-Year Change in Company-Owned AWS
	2013 Opens [a]	2012 Opens [a]	2011 Opens & Prior	2013 Acquisitions [c]	2012 Acquisitions [c]	Total	2012 Opens [b]	2011 Opens & Prior	AWS Total
Bakery-Cafes	63	59	728	1	16	867
Q1 13	$61,912	$44,114	$47,068	—	$58,049	$47,144	-14.1%	3.7%	3.8%
Q2 13	$48,230	$44,458	$48,848	$41,923	$58,419	$48,700	-6.2%	4.2%	3.4%
Q3 13	$41,934	$42,482	$46,555	$43,346	$55,446	$46,239	-9.4%	2.0%	0.8%
Q4 13	$42,970	$44,894	$49,266	$45,279	$60,116	$48,781	-3.7%	1.2%	-0.1%
2013 YTD	$44,084	$44,004	$47,959	$43,646	$58,047	$47,741	-6.4%	2.8%	1.9%

[a] 2013 and 2012 Company-owned AWS excludes acquisition data.

[b] Change in Company-owned AWS in 2013 from 2012 compares 59 bakery-cafes in 2013 against 59 bakery-cafes at the end of the fourth quarter fiscal 2012.

[c] Represents one Panera bakery-cafe in 2013 and 16 Panera bakery-cafes in 2012.

	2013 Franchise-Operated AWS By Year Opened				Year-Over-Year Change in Franchise-Operated AWS
	2013 Opens [d]	2012 Opens [d]	2011 Opens & Prior	Total	2012 Opens [e]	2011 Opens & Prior	AWS Total
Bakery-Cafes	70	64	776	910
Q1 13	$51,543	$42,923	$47,084	$46,800	-10.5%	3.0%	2.4%
Q2 13	$49,405	$44,125	$47,999	$47,750	-5.8%	3.7%	3.2%
Q3 13	$47,468	$41,113	$46,062	$45,769	-14.5%	1.1%	0.2%
Q4 13	$45,336	$42,145	$48,586	$47,919	-7.6%	0.1%	-0.9%
2013 YTD	$46,948	$42,566	$47,454	$47,079	-9.0%	2.0%	1.2%

[d] 2013 and 2012 Franchise-operated AWS excludes acquisition data.

[e] Change in Franchise-operated AWS in 2013 from 2012 compares 64 bakery-cafes in 2013 against 64 bakery-cafes at the end of the fourth quarter fiscal 2012.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 13	10	12	22	Q1 12	7	15	22
Q2 13	18	19	37	Q2 12	17	16	33
Q3 13	17	15	32	Q3 12	17	19	36
Q4 13	18	24	42	Q4 12	18	14	32
2013 YTD	63	70	133	2012 YTD	59	64	123

Schedule III

PANERA BREAD COMPANY
Comparable Net Bakery-Cafe Sales Information

The Company's fiscal year ended December 31, 2013 consisted of 53 weeks, while the Company's fiscal year ended December 25, 2012 consisted of 52 weeks. As a result, the Company's results for the five weeks, 14 weeks, and 53 weeks ended December 31, 2013 includes an additional week, with an impact of approximately $28.3 million and $30.5 million of sales in the additional week for Company-owned and franchise-operated base store bakery-cafes, respectively. Further, in fiscal 2013, Thanksgiving fell during the five weeks ended December 31, 2013; whereas, in fiscal 2012, Thanksgiving fell during the comparable period for the five weeks ended November 26, 2013. Accordingly, the Company believes it is appropriate to provide the following three separate measures of comparable net bakery-cafe sales for fiscal 2013: fiscal basis, adjusted fiscal basis, and the adjusted fiscal basis further adjusted for the shift of Thanksgiving between fiscal periods.

Fiscal Basis

Set forth below is comparable net bakery-cafe sales growth information comparing the fiscal 2013 periods, which include an additional week due to the Company's 53-week fiscal year for 2013, to comparable periods in fiscal year 2012:

	For the 4 weeks ended	For the 5 weeks ended	For the 5 weeks ended	For the 14 weeks ended	For the 53 Weeks Ended
	October 22, 2013	November 26, 2013	December 31, 2013	December 31, 2013	December 31, 2013
Company-owned	1.9%	7.0%	17.4%	8.7%	4.5%
Franchise-operated	0.4%	6.2%	16.2%	7.5%	3.9%
System-wide	1.1%	6.6%	16.7%	8.1%	4.2%

Adjusted Fiscal Basis

Set forth below is comparable net bakery-cafe sales growth information comparing the fiscal 2013 periods, which include an additional week due to the Company's 53-week fiscal year for 2013, to comparable periods in fiscal year 2012 adjusted to add the week ended January 1, 2013 to the 2012 periods:

	For the 5 weeks ended	For the 14 weeks ended	For the 53 weeks ended
	December 31, 2013	December 31, 2013	December 31, 2013
Company-owned	(3.7)%	1.7%	2.6%
Franchise-operated	(4.9)%	0.5%	2.0%
System-wide	(4.3)%	1.1%	2.3%

Schedule III (continued)

Adjusted Fiscal Basis - Thanksgiving Shift

Set forth below is comparable net bakery-cafe sales growth information on an adjusted fiscal basis, with the November and December 2013 fiscal periods further adjusted for the estimated impact of the Thanksgiving shift between those fiscal periods:

	For the 4 weeks ended	For the 5 weeks ended	For the 5 weeks ended
	October 22, 2013	November 26, 2013	December 31, 2013
Company-owned	1.9%	3.7%	(0.4)%
Franchise-operated	0.4%	3.1%	(1.9)%
System-wide	1.1%	3.4%	(1.2)%